Exhibit 5.2

1000 Jackson Street	419.241.9000
Toledo, Ohio 43604-5573	419.241.6894 fax

www.slk-law.com
March 7, 2011
George L. Chapman
Chairman of the Board,
Chief Executive Officer and President
Health Care REIT, Inc.
4500 Dorr Street
Toledo, OH 43615

Re:	HEALTH CARE REIT, INC. 14,375,000 Shares of 6.50% Series I Cumulative Convertible Perpetual Preferred Stock
Dear Mr. Chapman:
     We have acted as counsel to Health Care REIT, Inc. (the “Company”) in connection with the offering of up to 14,375,000 shares of the Company’s 6.50% Series I Cumulative Convertible Perpetual Preferred Stock, par value $1.00 per share (the “Shares”), pursuant to the prospectus supplement dated March 1, 2011 (the “Prospectus Supplement”) to the prospectus dated May 7, 2009 (the “Prospectus”), included in the Company’s registration statement on Form S-3 (File No. 333-159040) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The dividend payment dates, conversion provisions, rank and other terms of the Shares are set forth in the Certificate of Designation relating to the Shares (the “Certificate”) filed with the Secretary of State of Delaware (the “Secretary”) effective March 7, 2011. The shares of common stock, $1.00 par value per share, of the Company into which the shares may be converted are referred to as the “Conversion Shares.”
     In connection with the following opinion, we have examined and have relied upon copies of: (i) the Second Restated Certificate of Incorporation of the Company, as amended, including, without limitation, the Certificate, (ii) the Second Amended and Restated By-Laws of the Company (the “By-Laws”), (iii) the Registration Statement and the Prospectus included therein, (iv) the Prospectus Supplement, (v) the resolutions regarding the offering of the Shares adopted by the Board of Directors of the Company on February 25, 2011 and the Pricing Committee of the Board of Directors of the Company on March 1, 2011, (vi) the Underwriting Agreement between the Company and UBS Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith

George L. Chapman
March 7, 2011

Incorporated, Barclays Capital, Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities LLC, as representatives of the underwriters, dated March 1, 2011, for the offering and sale of the Shares (the “Underwriting Agreement”), (vii) the form of global certificate evidencing the Shares (the “Global Security”), and (viii) such other documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.
     In reaching the opinion set forth below, we have assumed the following:
(a)	each party to the Underwriting Agreement (other than the Company) is, and has been at all times relevant to this opinion, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized;

(b)	each person executing any instrument, document or agreement in connection with the offering and the sale of the Shares on behalf of any party (other than the Company) is duly authorized to do so;

(c)	each natural person executing any instrument, document or agreement in connection with the offering and the sale of the Shares is legally competent to do so;

(d)	any documents submitted to us as originals are authentic; the form and content of any documents submitted to us as unexecuted final versions do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents are genuine; and all public records reviewed or relied upon by us or on our behalf are true and accurate; and

(e)	the Shares will not be issued or transferred in violation of the provisions of Article VI of the By-Laws (relating to restrictions on issuance and transfer of stock).
     As to questions of fact material to our opinion, we have relied without independent investigation on (i) written representations of each party made in the Underwriting Agreement and the other documents and certificates delivered in connection therewith, (ii) certificates and records of public officials, and (iii) certificates and written representations of officers and directors of the Company.
     Based upon the foregoing, it is our opinion that (1) the Shares will be, when issued and sold in the manner set forth in the Prospectus Supplement and the accompanying Prospectus, legally and validly issued and fully paid and non-assessable and (2) the Conversion Shares will be, when issued

George L. Chapman
March 7, 2011

upon conversion of the Shares in accordance with the terms of the Certificate and the Global Security (or other share certificate evidencing the Shares), legally and validly issued and fully paid and non-assessable.
     The opinion set forth herein is limited to the matters and the transaction expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinion expressly stated herein.
     We assume no obligation to update or supplement this opinion to reflect a change in any applicable laws after the date hereof or any fact or circumstance that may come to our attention after the date hereof.
     The undersigned hereby consents to the filing of this opinion as Exhibit 5.2 to the Company’s Form 8-K to be filed with the Commission on March 7, 2011. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP